To: Members of the Board of Directors of New York Health Care, Inc.

From: Michael Nafash

Date: April 3, 2007

I hereby resign as a director of New York Health Care, Inc. (the "Company") and from all other positions that I may hold with the Company and The BioBalance Corporation. My resignation is effective immediately upon receipt by the Company of this letter.

Very truly yours,

Michael Nafash